EXHIBIT 10.31

Independent Director Compensation

EPL Intermediate, Inc. pays its independent directors a cash fee of $2,500 per day for attendance at meetings of the board of directors, and an additional annual fee of $2,000 to the chairman of the audit committee. All directors are reimbursed their travel and related expenses for attending meetings.